40TH ASSOCIATES

        110 East 59th Street o New York. New York 10022 o (212) 421-1300



                                               August 11, 1994

London Fog Corporation
1332 London Town Boulevard
Eldersberg, Maryland 21784-5399


Re:        Lease dated May 4, 1994 ("Lease")
           between 40th Associates ("Landlord") and
           London Fog, Corporation ("Tenant")
           18th, 19th, 20th, 21st & Penthouse Floors
               ("Demised Premises")
           8 West 40th Street, New York, NY ("Building") and Leasing of 11th, 12th and 15th Floors

Gentlemen:

     IT IS HEREBY AGREED by and between the parties hereto as follows:

     1. Tenant has timely exercised its option to lease the 11th and 12th Floors in the Building in accordance with the provisions of Article 66 of the above captioned Lease and that such 11th and 12th Floor Premises shall be deemed incorporated into the Demised Premises in accordance with the terms and provisions of Articles 66 and 67 of the Lease.

     IT IS HEREBY FURTHER AGREED by and between the parties hereto that the above captioned Lease shall be deemed amended as follows:

     2. (a) Reference in Article 66 of the Lease to the 16th and/or 17th floors shall be deemed deleted and of no further force and effect.

          (b) In lieu thereof, the parties agree that the 15th floor ("15th Floor Premises") shall be deemed incorporated into the Demised Premises as an Expansion Space as if Tenant had timely exercised its option to lease the 15th Floor Premises and said 15th Floor Premises were originally incorporated into
Article 66 of the Lease in lieu of the 16th and/or 17th floors. All of the terms and provisions set forth in Articles 66 and 67 of the Lease, including, but not limited to the same rate of Base Rent, additional rent, Base Rent step up dates and amounts, rentable square feet, Proportionate Share and Electric Factor to be allocated to the 15th Floor Premises and any other applicable


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London Fog Corporation
August 11 , 1994
Page # 2



provisions of the Lease relating thereto shall apply to the 15th Floor Premises.

          (c) Article 66(C) of the Lease shall be changed to read as follows:

          "In addition, portions of the 15th Floor Premises are currently occupied by the following tenants:

     "(i) Katsu Kawasaki, Inc. (4,630 rentable square feet); lease expiration date 12/31/96;

     "(ii)Accommodations, Inc. (870 rentable square feet); lease expiration date 12/31/96."

          (d) Landlord agrees not to renew or extend any of the above captioned leases and to exercise its best efforts to obtain vacant, broom-clean and unencumbered possession of each such applicable space as soon as possible after the date of this Lease Amendment Agreement ("Agreement") and deliver each unit to Tenant as same becomes available. Landlord agrees that, promptly after the date of this Agreement, it will attempt to either relocate Katsu Kawasaki, Inc. and Accommodations, Inc. within the Building by offering them attractive rents and/or other incentives or, in the alternative, to cancel and terminate their leases. In the event any of the present 15th Floor tenants fail to vacate their respective space(s) immediately upon the expiration date of their lease(s) (as set forth above), Landlord shall promptly commence holdover proceedings against such tenant(s) and diligently prosecute such proceedings until it obtains vacant, broom-clean and unencumbered possession of such space(s). Landlord shall not consent to any stay or extension of any time in any eviction proceeding(s) it may bring against any such tenant(s), without the prior written consent of Tenant, which consent Tenant agrees not to unreasonably withhold, condition or delay.

          (i) In the event Landlord is unable to deliver any portion of the 15th Floor Premises to Tenant by January31, 1995, at the request of Tenant, Landlord agrees to make available to Tenant temporary space ("Temporary Space") in the Building, of approximately similar size to each unit which Landlord is unable to deliver possession of,


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London Fog Corporation
August 11, 1994
Page #3


     for Tenant's use, provided Tenant notifies Landlord by the later of January31, 1995 or within fifteen (15) days after Landlord notifies Tenant of its failure to obtain possession from either or both of the existing 15th Floor tenants, of its intention to take such Temporary Space. Tenant shall pay to Landlord for any such Temporary Space, rent at the rate of $12.50 per rentable square foot, including electricity, commencing ninety
     (90) days after actual possession of each such Temporary Space by Tenant, payable on the 1st day of each month. Each such Temporary Space shall be delivered to Tenant in its then "AS IS" condition and Landlord shall not be required to perform any work in connection therewith.

          (ii) Tenant agrees to, and shall, surrender such Temporary Space to Landlord at such time as Landlord obtains possession of the applicable space on the 15th Floor, demolishes same and completes removal of ACM in said applicable space on the 15th Floor in accordance with the provisions of Article 65 of the Lease. After completion of such work, Landlord shall promptly deliver possession of said applicable space to Tenant.

          (e) There shall deemed deleted from Article 66(D) of the Lease, the first two (2) lines thereof.

          (f) Reference to "(See ARTICLE 62") in the first Witnesseth clause on Page 1 of the sleeve of the Lease shall be changed to read "(See ARTICLE 64").

          (g) Reference on the second and third lines of the second paragraph of
Article 67(B) to the 16th Floor Premises shall be changed to read the 15th Floor Premises.

     3. Landlord agrees that Tenant shall be permitted, at its sole cost and expense, to have a lobby director or starter, with an identifying uniform, subject to complying with the Building's union requirements and Landlord's reasonable regulations.

     4. Tenant shall be permitted signage on the south lobby wall in the Building, subject to Landlord's prior written approval.



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London Fog Corporation
August 11, 1994
Page #4


     5. Tenant represents that it has dealt with no broker in connection with the negotiations for the execution of this Agreement other than Julien J. Studley, Inc. and Landlord agrees to pay said Broker its commission pursuant to separate agreement.

     6. This Agreement shall not be binding upon the parties unless and until it has been executed by both parties.

     7. Except as set forth above, all of the other terms and provisions set forth in the above captioned Lease shall continue to remain in full force and effect.


                                                      40TH ASSOCIATES, Landlord

                                                      By:  8 W. 40th Corp.,
                                                           Genera1 Partner

                                                      By: /s/
                                                         -----------------------

THE FOREGOING IS CONSENTED AND AGREED TO

LONDON FOG CORPORATION,

By:/s/
   --------------------------------
     Name:
     Title: President
     Date: 8-11-94